UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of report (Date of earliest event reported)             April 28, 2005

                                 EMCOR Group, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
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                 (State or Other Jurisdiction of Incorporation)

         1-8267                                           11-2125338
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(Commission File Number)                   (I.R.S. Employer Identification No.)



    301 Merritt Seven, Norwalk, CT                            06851
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(Address of Principal Executive Offices)                   (Zip Code)

                                (203) 849-7800
              (Registrant's Telephone Number, Including Area Code)

                                     N/A
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__   Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

__   Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange  Act  (17  CFR  240.13e-4(c))

              EMCOR GROUP, INC. REPORTS 2005 FIRST QUARTER RESULTS
                 - Operating Income Shows Significant Increase -


NORWALK, CONNECTICUT, April 28, 2005 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2005.

In the first quarter of 2005, the Company reported net income of $1.9 million, or $0.12 per diluted share, compared with net income of $5.7 million, or $0.37 per diluted share, in the first quarter of 2004. Revenues in the first quarter of 2005 totaled $1.09 billion, compared with total revenues of $1.11 billion in the year-ago quarter.

Included in the Company's 2004 first quarter results were a $9.6 million reversal of income tax reserves and approximately $5.2 million in restructuring expenses. First quarter 2005 results include restructuring expenses of $1.2 million primarily related to the Company's Canadian and UK operations.

Operating income for the first quarter of 2005, including the $1.2 million restructuring charge, was $5.5 million compared to an operating loss of $4.5 million in the first quarter of last year, which included the $5.2 million restructuring charge in the year-ago period. The increase in operating income was largely due to improved performance at the Company's Facilities Services segment and its Mechanical Construction segment, as well as aggressive management of overhead expenses in virtually all areas. For the 2005 first quarter, selling, general and administrative expenses ("SG&A") totaled $93.4 million, or 8.5% of revenues, a decline of 7.1% compared to SG&A of $100.5 million, or 9.1% of revenues in the first quarter of 2004.

As of March 31, 2005, contract backlog was $2.72 billion, compared to backlog of $2.75 billion at December 31, 2004 and $3.08 billion at March 31, 2004. The reduction in backlog relative to the year ago period is consistent with the Company's strategy to conserve capacity to service the recovering private sector marketplace.


                                    - MORE -

EMCOR Announces 2005 First Quarter Results                                Page 2


Frank T. MacInnis, Chairman and CEO of EMCOR Group, stated, "As expected, the first quarter of 2005 saw the continuation of a gradual recovery in the markets we serve which, when combined with the actions we've taken within our organization, resulted in improved operating results across most of our operations. We saw solid improvement within our Mechanical segment, as well as improved results within our Facilities Services segment which continues to grow and gain share in the marketplace. We are also particularly pleased with our ongoing cost reduction initiatives, which resulted in a reduction in SG&A expenses of over 7% compared to year-ago levels."

Mr. MacInnis continued, "In early 2004 we announced that EMCOR would begin a process of "rebalancing" our contract backlog by reducing our proportional exposure to public-sector projects and conserving capacity for private-sector work. Our efforts were successful; in succeeding quarters we dramatically reduced our activity in the institutional market, particularly K-through-12 educational projects, and the current quarter reflects a strong increase in "systems-rich" healthcare projects, a demographically-driven market in which we have a long history of success. We will continue to exercise the contract selectivity and bidding discipline that is necessary to gain access to markets offering the greatest margin opportunities, and we expect our operating results to reflect these efforts."

Mr. MacInnis concluded, "As we enter a seasonally stronger period for our businesses, we are encouraged by the increased opportunities we are seeing in many of our markets. We are pleased with the improved performance of our operations, and expect to see a continuation of these trends as we move through the year. The markets we serve are continuing their gradual recovery, and as we move into the warmer months we are awaiting the return of higher-margin, small task discretionary projects that should become available. At this point, we continue to expect revenue in 2005 to be between $4.4 billion and $4.6 billion, and earnings per share for the year to be between $2.00 and $2.40."

EMCOR  Group,   Inc.  is  a  worldwide   leader  in  mechanical  and  electrical
construction services and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via Internet broadcast today, Thursday, April 28, at 10:30 AM Eastern Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.


                                     MORE -

EMCOR Announces 2005 First Quarter Results                                Page 3


     This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management's perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, project mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, increased competition, unfavorable labor productivity, mix of business, and risks associated with foreign operations. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2004 Form 10-K, its Form 10-Q for the first quarter ended March 31, 2005, and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.


                            -FINANCIAL TABLES FOLLOW-

                                EMCOR GROUP, INC.
                              FINANCIAL HIGHLIGHTS
             (In thousands, except share and per share information)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       For the Quarters Ended
                                                           March 31,
                                                     ---------------------------
                                                      2005            2004
                                                      ----            ----

 Revenues                                          $1,093,208      $1,109,086
 Cost of sales                                        993,125       1,007,923
                                                   ----------      ----------

 Gross profit                                         100,083         101,163
 Selling, general and administrative expenses          93,384         100,533
 Restructuring expenses                                 1,171           5,179
                                                   ----------      ----------

 Operating income (loss)                                5,528          (4,549)
 Interest expense, net                                 (1,640)         (1,678)
 Minority interest                                       (865)           (468)
                                                   ----------      ----------
 Income (loss) before income taxes                      3,023          (6,695)
 Income tax provision (benefit)                         1,110         (12,412)
                                                   ----------      ----------
 Net income                                        $    1,913      $    5,717
                                                   ==========      ==========




 Basic earnings per share                          $     0.12      $     0.38
                                                   ==========      ==========

 Diluted earnings per share                        $     0.12      $     0.37
                                                   ==========      ==========

 Weighted average shares of
  Common Stock outstanding:
      Basic                                        15,353,231      15,057,308
      Diluted                                      15,699,488      15,462,941

                                EMCOR GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                                 March 31, 2005            December 31,
                                                                  (Unaudited)                   2004
                                                                 --------------            ------------
   ASSETS
   Current assets:
   Cash and cash equivalents                                      $   69,272               $   70,404
   Accounts receivable, net                                        1,038,357                1,073,454
   Costs and estimated earnings in excess of billings
     on uncompleted contracts                                        230,382                  240,716
   Inventories                                                         9,359                   10,580
   Prepaid expenses and other                                         30,674                   30,417
                                                                  ----------               ----------
     Total current assets                                          1,378,044                1,425,571

   Investments, notes, and other long-term receivables                26,783                   26,472
   Property, plant & equipment, net                                   54,447                   56,468
   Goodwill                                                          279,929                  279,432
   Identifiable intangible assets, net                                17,921                   18,782
   Other assets                                                       10,362                   11,244
                                                                  ----------               ----------
   Total assets                                                   $1,767,486               $1,817,969
                                                                  ==========               ==========


   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Borrowings under working capital credit line                   $   82,400               $   80,000
   Current maturities of long-term debt and capital
     lease obligations                                                   828                      806
   Accounts payable                                                  427,667                  467,415
   Billings in excess of costs and estimated earnings
     on uncompleted contracts                                        351,827                  359,667
   Accrued payroll and benefits                                      129,578                  138,771
   Other accrued expenses and liabilities                            112,604                  115,714
                                                                  ----------               ----------
     Total current liabilities                                     1,104,904                1,162,373

   Long-term debt and capital lease obligations                        1,360                    1,332
   Other long-term obligations                                        96,788                   91,903
   Total stockholders' equity                                        564,434                  562,361
                                                                  ----------               ----------
   Total liabilities and stockholders' equity                     $1,767,486               $1,817,969
                                                                  ==========               ==========


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